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                                                                       EXHIBIT 5



                                  Law Offices
                                 Bruce R. Thaw
                                 45 Banfi Plaza
                             Farningdale, NY 11735
                                 (516)752-1760





                                                     July 16, 1996




Board of Directors
Information Resource Engineering, Inc.
8029 Corporate Drive
Baltimore, MD 21736



         I have examined the Registration Statement on Form S-8 to be filed by Information Resource Engineering, Inc. (the "Company") with the Securities and Exchange Commission on or about July 18, 1996 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 994,500 shares of the Company's common stock, $.01 par value (the "Shares"), issuable upon exercise of options granted or to be granted under the Information Resource Engineering, Inc. Stock Option Plan (the "Plan"), including all exhibits to the Registration Statement.

         It is my opinion that the Shares, when issued and sold in the manner referred to in the Plan and the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

         I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.

                                                Very truly yours,



                                                Bruce R. Thaw